UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 08, 2011

E WORLD INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Florida	000-52438	65-0855736
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

2580 Anthem Village Drive
Henderson, Nevada 89052.
_______________________________________
(Address of principal executive offices)(Zip Code)

727 585 5971
_______________________________
(Registrant’s telephone number, including area code)

________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 27, 2010, E World Interactive, Inc. (“E World” or the “Company”) entered into a binding letter of intent (the “LOI”) with Green Renewable Energy Solutions, Inc. (“GRES”), in which GRES following a series of transactions and the issue of new common stock,  hold 95% of the common stock outstanding in E World. The transaction will be completed within 60 days of August 01, 2011. The LOI is attached herein as Exhibit (c.1)

The series of transactions agreed are set out as follows and will all happen simultaneously
(i)
GRES has agreements to purchase at least 72% of the outstanding of members shares of Richfield Equities, LLC including the Richfield operating business of waste management, land fill operations and all underlying assets, liabilities and businesses as set out in the terms of the acquisition.

(ii)	E World will acquire GRES’s interest in this transaction and complete the acquisition of Richfield Equities.
(iii)	The consideration for this will be the issue of new E World common stock equivalent to 95% of the common stock outstanding when the issue is completed.
(iv)	Prior to the issue of the new common stock, E World will spin out its wholly own Media and Technology Solutions, Inc. (“Media and Technology”) by way of dividend share to E World stockholders.
(v)	Media and Technology will also receive 10% of the outstanding stock of GRES as part of the consideration for the purchase of E World’s interest in GRES transaction.
(vi)	Media and Technology retain the ownership of the E World name, E World websites etc.
(vii)	The transaction will be completed within 60 days of August 01, 2011

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of  Certain Officers

On August 01, 2011 Gerry Shirren, President and Chief Financial Officer of E World Interactive, and Mr. Patrick Rogers resigned their positions from the Board of Directors effective immediately. Mr. Shirren and Mr. Rogers have confirmed that there is no disagreement between them and the Board or the Company. Also on August 01, 2011, Mr. Frank O Donnell, Mr. Joe DuRant and Mr. Dan Garman were appointed to the Board of Directors of E World Interactive, effective immediately.

Biographies of the new Directors:
Mr. Joe DuRant has been an entrepreneur and business consultant for the past 25 years. He has gained considerable experience in structuring, developing, operating and financing start-up and early stage development companies. He has successfully launched three start-up companies including one that went public on NASDAQ. Mr. DuRant has secured start up and operating capital through private and public equity and debt instruments. He is currently working with strategic technology developers and manufacturers to achieve the commercial deployment of new biomass gasification technology systems to produce waste to energy electricity and fuel production. Strategic alliances with technology manufacturers representing widely deployed technologies and new cutting edge waste to energy technologies are expected to provide a significant advantage to GRES in selecting the most efficient operating systems specific to each location.

Mr. Garman has been engaged as the lead recycling broker for Green Solutions and a broker in the waste and recycling industry.  Mr. Garman has been brokering for waste and recycling providers in Michigan since April 1st, 2002 and is currently servicing over 40 million annually in government contracts and over 10 million in private industry.

Mr. Frank O Donnell
Frank O Donnell founded Universal Electronics Inc. which went public in '93 and has sold over 200 million universal remotes. Mr. O'Donnell was responsible for the establishment of the universal remote control in the cable television and satellite industries with companies like Motorola, Scientific Atlanta, Time Warner Cable and Comcast. Mr. O’Donnell is also involved as founder of companies developing proprietary battery technology and is developing a full range of electric vehicles, re-charging stations and other smart-grid interfaces and services.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.                                Description
c.1	Binding Letter of Intent between E World Interactive, Inc. and Green Renewable Energy Solutions, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E World Interactive, Inc.

Dated: August 08, 2011	By:	/s/ Gerry Shirren
Gerry Shirren
Title: President